EXHIBIT 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

November 3, 2009

CB Richard Ellis Group, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of shares of its Class A common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $300,000,000 (the “Shares”) covered by the Company’s Registration Statement on Form S-3 (Registration File No. 333-155269) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 10, 2008. The Shares will be sold in accordance with the Distribution Agreement, dated November 3, 2009 (the “Distribution Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agent and/or principal.

We have examined the Registration Statement and a form of the share certificate for the Common Stock, which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and

November 3, 2009

other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance, payment and delivery in accordance with the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and the prospectus supplement filed in connection with the offering and sale of the Shares.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP